Exhibit 99.1
PRECISION DRILLING TRUST
June 14, 2008
Mr. Thomas P. Richards
Chairman & Chief Executive Officer
Grey Wolf, Inc.
10370 Richmond Ave., Suite 600
Houston, Texas 77042
Dear Mr. Richards:
Thank you for your prompt consideration of our proposal letter dated June 8, 2008. After careful consideration of your response to our offer, the Board of Trustees of Precision Drilling Trust (“Precision”) is prepared to offer the following revised terms for a proposed business combination of Precision and Grey Wolf, Inc. (“Grey Wolf”).
1. Purchase Price. We propose a revised total consideration for Grey Wolf shareholders of US$9.30 per share (on a fully diluted basis), comprised of cash and units at the election of Grey Wolf shareholders, subject to proration such that the cash portion does not exceed 40% of the equity purchase price. This price implies a multiple of 7.6x times consensus 2008 estimated cash flow per share and represents a 24% premium to the average closing price over the thirty trading days prior to June 8, 2008, the date our initial proposal was provided to you. Our revised offer price is approximately $1.00 higher than, and a 12.3% premium to, Grey Wolf’s closing price of $8.28 on June 9, 2008, the day before the Precision’s interest in Grey Wolf became public.
2. Conditions. Our revised purchase price is conditioned on Grey Wolf allowing Precision and its representatives to conduct customary due diligence. Our due diligence process is designed to be focused and conducted on an expedited basis with minimal disruption to the operations of Grey Wolf. Other conditions set forth in our original proposal letter remain, namely, (i) negotiation of acceptable legal documentation, (ii) Grey Wolf shareholder approval, and (iii) Hart-Scott-Rodino regulatory approval. Please note that we will not be required to seek Precision unitholder approval for the proposed transaction.
3. Timing. As communicated to you previously, Precision is prepared to move expeditiously in evaluating, negotiating and entering into a transaction and expects to complete this process within a two week period. If requested, we are prepared to provide you with a list of key diligence areas of intended focus.
4. Financing. We have received assurances in writing (see attachments) from Deutsche Bank Securities Inc. and Royal Bank of Canada, financial institutions of national reputation, with respect to each being highly confident in their ability and willingness to provide us with the financing required to complete the proposed business combination. The third-party debt financing component of our proposed transaction is subject to customary terms and conditions including confirmatory due diligence that can be completed contemporaneously with Precision’s review. In addition, we have a number of existing credit facilities available to finance our activities.

Our committed facilities include a C$700 million unsecured credit facility led by a Canadian chartered bank. As of the date of this letter, we have approximately C$600 million of borrowing capacity available to us to assist in the funding of the proposed business combination. Therefore, as contemplated in your agreement with Basic, we believe, and we have been advised by our legal and financial advisors that (A) our proposal is reasonably likely to result in a superior proposal to Grey Wolf’s shareholders versus the alternative offered by the proposed merger with Basic and (B) we have the financial capacity to conclude the proposed business combination. Accordingly, we believe that, upon receipt of the financing commitments referred to above, our offer will constitute a “Superior Proposal” as per the terms of your existing agreement with Basic.
We continue to be excited about the prospect of combining our two companies. You may contact me at (403) 716-4645, if we can assist you in further evaluating our proposal. We hope that you will again give our proposal your prompt and fullest consideration.

Sincerely, PRECISION DRILLING TRUST, by its administrator, Precision Drilling Corporation
/s/ Kevin A. Neveu
Kevin A. Neveu,
Chief Executive Officer Cc: Robert L. Phillips, Chairman

Attachments

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Deutsche Bank
Deutsche Bank Securities Inc.
700 Louisiana, Suite 1500
Houston, TX 77002
June 14, 2008
Precision Drilling Trust
4200,150-6th Avenue S.W.
Calgary, Alberta, Canada UP 3Y7
Attention: Kevin A. Neveu
Re:     Acquisition Financing — Highly Confident Letter
Ladies and Gentlemen:
     You have informed Deutsche Bank Securities Inc. (“DBSI”) that you are presently considering a transaction pursuant to which you (the “Acquiror”) would (i) acquire, in a transaction structured to the satisfaction of DBSI (the “Acquisition”), all or substantially all of the business of Grey Wolf Inc. (the “Acquired Business”), and (ii) refinance substantially all of the existing indebtedness of the Acquired Business and its subsidiaries (the “Refinancing”). We understand the aggregate amount of cash required to finance the Transaction (as defined below) would be approximately $2.3 billion (inclusive of fees, expenses and existing Acquiror indebtedness).
     DBSI further understands that the sources of funds needed to effect the Acquisition and the Refinancing, to pay all fees and expenses incurred in connection with the Transaction and to provide for the working capital needs and general corporate requirements of the Acquiror and its subsidiaries after giving effect to the Acquisition shall be provided through:
     (i) equity financing provided by the Acquiror in an aggregate amount equal to at least $1,250.0 million, which (x) may be in the form of cash and/or trust units of the Acquiror (valued at fair market value at the time of issuance) and (y) shall otherwise be on terms satisfactory to DBSI (including the relative proportions thereof in the form of cash and trust units) (the “Equity Financing”);
     (ii) available cash on hand of the Acquired Business equal to approximately $300.0 million; and
     (iii) third-party debt financing of approximately $1,050.0 million (approximately $750.0 million of which will be funded at close), to be provided through (x) the issuance by the Acquiror (either pursuant to a bridge financing or by private placement or underwritten public sale) of unsecured senior notes (the “Senior Notes”) and/or (y) senior bank credit facilities made available to the Acquiror (the “Senior Bank Financing” and, together with the Senor Notes, the “Third-Party Financing”), with the Third-Party Financing to be allocated between the Senior Notes and the Senior Bank Financing in a manner satisfactory to DBSI.

The Acquisition, the Refinancing, the Equity Financing and the incurrence of the Third-Party Financing are herein called the “Transaction”.
     DBSI is pleased to inform you that, based on our review of certain financial information and projections provided to us, a capital structure as described above and current market conditions, we are highly confident that the Third-Party Financing can be arranged, placed and/or underwritten to finance, in part, the Transaction, subject to (x) co-arranger(s) participating in the Third-Party Financing to an extent satisfactory to DBSI and (y) the other conditions outlined below.
     You fully understand that (i) this letter does not constitute a commitment on the part of, or engagement of, DBSI or any of its affiliates to provide, arrange, place, underwrite and/or participate in any or all of the Third-Party Financing and that neither DBSI nor any of its affiliates is under any, obligation, as a result of this letter, to provide or offer to provide any such commitment or engagement and (ii) any commitment or engagement by DBSI or any of its affiliates in respect of the Third-Party Financing would be evidenced by a separate writing and be subject to, among other things (a) DBSI’s satisfactory completion of its business, legal, tax, environmental, financial and accounting due diligence with respect to Acquiror, its subsidiaries, the Acquired Business and the Transaction, (b) receipt of all credit and other internal approvals and our verification of all assumptions we have made, (c) there not having occurred any material adverse change in the. condition (financial or otherwise), results of operations, business or prospects of you and your subsidiaries, taken as a whole, or the Acquired Business, taken as a whole, since the most recent audit date of your or the Acquired Business’, as the case may be, financial statements, (d) there not having been any disruption or material adverse change in the market for new issues of high yield securities or the syndication market for credit facilities or the financial or capital markets in general, in the judgment of DBSI, and (e) satisfaction of all other conditions we would require to be fulfilled with respect thereto.
     None of DBSI, any of its affiliates or any of their respective directors, officers, employees, representatives and agents shall be responsible or liable to you or any other person or entity for any amounts or damages of any kind or character (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this letter or the proposed Transaction.
     You acknowledge that DBSI may share with any of its affiliates, and such affiliates may share with DBSI, any information (including as relating to creditworthiness) related to the Transaction, the Acquiror or the Acquired Business (and each of their respective subsidiaries and affiliates), or any of the matters contemplated hereby. DBSI agrees to treat, and cause any such affiliate to treat, all non-public information provided to it by you as confidential information in accordance with customary banking industry practices.
     You agree that this letter is for your confidential use only and that, unless DBSI has otherwise consented, neither its existence nor the terms hereof will be disclosed by you to any person or entity other than (x) your officers, directors, employees, accountants, attorneys and other

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advisors and (y) the Acquired Business and its officers, directors, shareholders, employees, accountants, attorneys and other advisors, and then (in either case) only on a “need to know” basis in connection with the transactions contemplated hereby and on a confidential basis. Notwithstanding the foregoing, (i) you may file a copy of this letter in any public record in which it is required by law, in the opinion of your counsel, to be filed and (ii) you may make such other public disclosure of the terms and conditions hereof as, and to the extent, you are required by law, in the opinion of your counsel, to make; provided that, in the case of any disclosure pursuant to clause (1) or (ii) above, you provide written notification to DBSI in advance of such disclosure.
     We look forward to working with you to successfully complete the proposed Transaction.

Very truly yours, DEUTSCHE BANK SECURITIES INC.
By:	/s/ J. Michael Hafner
	Name:	J. Michael Hafner
	Title:	Managing Director

By:	/s/ Jonathan Cox
	Name:	Jonathan Cox
	Title:	Managing Director

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RBC Royal Bank
Suite 1100, Bankers Hall West
888 — 3rd Street S.W.
Calgary, Alberta T2P 5C5
Telephone: (403) 292-2093
Fax: (403) 292-3234
Debra A. Giles
Corporate Banking
June 14, 2008
STRICTLY PRIVATE AND CONFIDENTIAL
Precision Drilling Corporation
Suite 4200, 150 — 6th Avenue S.W.
Calgary, Alberta
T2P 3Y7

Attention:	Kevin A. Neveu
Chief Executive Officer
Dear Kevin:
We understand that Precision Drilling Trust (“Precision”) intends to submit a non-binding bid for the acquisition of 100% of the issued and outstanding common shares of Grey Wolf, Inc. (“Grey Wolf” or the “Company”) (the “Proposed Transaction”). We further understand that Precision has requested documentation to support its non-binding bid.
On the basis of the review of information provided to date on the Proposed Transaction, our knowledge of Precision’s existing operations, and subject to the conditions and limitations outlined below, we are highly confident of our ability to underwrite 100% of the debt financing in support of said acquisition (the “Proposed Financing”).
We understand that you propose to fund the anticipated purchase price of up to US$2,300 Million, including transaction costs and any potential refinancing of your existing credit facility, by way of equity consideration of a trust unit for share exchange of up to US$1,250 Million and bridge financing of up to US$1,050 Million. Accordingly, you are seeking financing to fund the above bridge financing and to pay fees and expenses associated with the Proposed Transaction.
Upon a formal request from you, we will proceed to secure the internal approvals required to execute commitment letters evidencing a fully committed underwriting of 100% of the bridge facility in the amount up to US$1,050 Million. Until such letters can be delivered we are pleased to provide the following consideration.
This letter is not a commitment by us to structure or to provide financing and is not intended to create any contractual or other relationship. A firm commitment to finance would be subject to (but not limited to):

(a)	approval of the Proposed Transaction by the Board of Directors of Precision;

(b)	satisfactory completion by us of financial, engineering, business, legal, accounting and environmental due diligence in respect of the Proposed Transaction and the Company and of any material contractual counterparties in relation thereto, including definitive documentation between Precision and the Company including purchase and sale agreement and pre-transaction and lockup agreements;

(c)	receipt by us of our internal credit approvals, subsequent agreement with us on the appropriate pricing, terms, structure and conditions of the Proposed Financing and execution of definitive documentation in form and substance satisfactory to RBC, and then only in accordance with the terms and conditions thereof;

(d)	the absence of any material adverse change in or affecting:
(i)	the business, assets, liabilities (including contingent liabilities), operation, condition (financial or otherwise) or prospects of the Proposed Transaction or Precision; or

(ii)	the financial, banking or capital markets; and
(e)	receipt of all necessary governmental, regulatory and third party approvals and consents satisfactory to the Bank and the absence of legal, regulatory, confidentiality or other restrictions or legal proceedings which may materially adversely impact the acquired assets, or your ability to consummate the Proposed Financing or the Proposed Transaction.
It should be understood that any financing shall contain customary terms and conditions, and shall be subject to, inter alia, the satisfactory completion of RBC’s due diligence investigation of Grey Wolf, and the execution and delivery of definitive documentation.
This letter is rendered to Precision, solely for use in connection with the Proposed Transaction, including to be disclosed to Grey Wolf and Grey Wolf’s advisors to support Precision’s bid for the Proposed Transaction, and does not confer any rights or remedies on any party, including any other party to the Proposed Transaction or any other financing sources for the Proposed Transaction. Except as otherwise required by law, or unless RBC has otherwise consented thereto, Precision is not authorized to disclose this letter, or the contents hereof, to any other person or entity other than the company and its advisors.
We look forward to assisting you with this transaction. If you have any questions, please contact the undersigned.
Yours truly,
/s/ Debra Giles
Debra Giles
Authorized Signatory

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